Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED BYLAWS

OF

CLOUD PEAK ENERGY INC.

The Amended and Restated Bylaws of Cloud Peak Energy Inc. are hereby amended by amending and restating the final sentence of Article III, Section 2 as follows:

No person shall qualify for service as a director of the Company if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company or a wholly-owned subsidiary of the Company, or has received any such compensation or other payment from any person or entity other than the Company or a wholly-owned subsidiary of the Company, in each case in connection with candidacy or service as a director of the Company unless (a) the amount(s) of compensation, source(s) of compensation, payment criteria, form and timing of compensation, and all other material terms and conditions with respect to such compensatory, payment or other financial agreements, arrangements or understandings are accurately disclosed by such person to the Company’s stockholders in timely filed and distributed proxy solicitation disclosures in connection with the applicable stockholders meeting that includes a vote on the election of such person (“Third Party Compensation Disclosures”) and (b) such person assumes all liability from, and indemnifies the Company against, any legal or regulatory violation arising out of such person’s Third Party Compensation Disclosures; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy or service as a director shall not be disqualifying under this Section 2 of Article III.

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Except as set forth in this Amendment No. 1 to the Amended and Restated Bylaws of Cloud Peak Energy Inc., the Amended and Restated Bylaws of Cloud Peak Energy Inc. remain in full force and effect.

This Amendment No. 1 to the Amended and Restated Bylaws of Cloud Peak Energy Inc. was approved by the Board of Directors on April 29, 2015.